Exhibit 23.1

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)

HK office: 7th Floor, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong

香港 皇后大道中三五九至三六一號 南島商業大廈七樓

Tel : (852) 2851 7954    Fax: (852) 2545 4086

Kowloon office: Room 2105-06, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Kowloon, Hong Kong

九龍 旺角 亞皆老街八號 朗豪坊辦公大樓2105-06室

Tel: (852) 2780 0607    Fax: (852) 2780 0013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 dated June 27, 2017 of China Ceramics Co., Ltd., and its subsidiaries (collectively, the “Company”) of our report dated May 15, 2017, relating to the consolidated financial statements of the Company, which appears in the Annual Report on Form 20-F for the year ended December 31, 2016 of the Company.

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited

Hong Kong, China

June 27, 2017